Exhibit 99.1

Mawson Infrastructure Group Inc. Announces Monthly Operational Update for June 2023

New, Turnkey Bellefonte Facility increased Self-mining Capability by 19%

Total Installed Self-miners as of June 30th increased M/M to 16,350

Total BTC Mining Increased 6% M/M to 71 BTC

Total Operational capacity as of June 30, 2023 was approximately 96 Megawatts able to support 27,636 miners

Sharon, PA — July 19, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, announced today its unaudited business and operational update for June 2023.

Rahul Mewawalla, CEO and President, commented, “We are pleased to share another month of robust operational growth of Mawson’s capabilities including the addition of our new Bellefonte, Pennsylvania site to our overall portfolio. We continue to benefit from our operational excellence and expertise while leveraging our strategic focus on operating in the attractive PJM market where we continue to expand, drive overall growth, with the goal of enhancing shareholder and stakeholder value and we look forward to updating our progress on our Q2 earnings call in August.”

2023 Operational Focus

Mawson looks to continue to drive growth in 2023 through:

1.	Exploring expansion opportunities at its 240-megawatt Pennsylvania facilities where the company has favorable energy contracts.
2.	Continue to secure a portfolio of sites in its preferred geographies and jurisdictions for long-term digital infrastructure capacity.
3.	Continue participation in the Energy Markets Program which generates revenue and reduces overall costs of production.
4.	Develop strategic partnerships and commercial relationships with hosting customers.
5.	Continue to offer reliable hosting services to miners in addition to increasing self-mining capacity.

June Bitcoin Self-Mining, Energy Market Program & Hosting Co-location Results Update1:

	April	May	June	June Variance
Total self-mining BTC	38	67	71	+6%
Total Installed[2] Self- miners	5,880	13,750	16,350	+19%
Total Available owned miners	20,000	20,000	20,000	-
Total Revenue in BTC [3]	109	127	132	+4%
Total Power Online	50 MW	88 MW	96 MW	+9%

●	Self-Mining Miners Installed as of June 30, 2023: 16,350
●	Total Revenue equivalent in BTC:131.92[3]
●	Total Self-Mining Bitcoin Production: 71.28
●	Approximately $3.7M in Monthly Revenue for June 2023.
●	Self-Mining Monthly Revenue: $1.78M
●	Hosting Co-location Monthly Revenue: $1.68M
●	Energy Market Program Monthly Revenue: approximately $0.21M
●	Total Power Online: 96MW

[1]	All figures unaudited, and as of June 30, 2023.
[2]	“Installed” may include miners that are deployed in Mawson’s datacenters but may not be online or hashing 100% of the time.

[3]	Revenue equivalent BTC is the total revenue of the company for the period divided by the average BTC price. For the month of June, the figure used is $27,955.62.

Key Monthly Operational Achievements:

●	Recently named new chief financial officer.
●	Recently named new head of information systems.
●	New turnkey 8 MW (expandable to 24 MW) self-mining facility in Bellefonte, Pennsylvania.
●	19% M/M increase in installed self-mining capacity as of June 30, 2023.
●	6% increase in self-mining BTC produced.
●	9% increase in online power.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider with multiple operations throughout the USA. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches digital infrastructure, sustainable energy, and next-generation Mobile Data Center (MDC) solutions, enabling efficient Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and strategic growth, Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: www.mawsoninc.com

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate capacity’), will often differ from the actual or observed hashrate. These terms generally make certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in repair workshops, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023 and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Sandy Harrison

Chief Financial Officer

IR@mawsoninc.com

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